Exhibit 99.3

News From:

Release Date: December 8, 2010

Contact:

Charles E. Moore

IGI Laboratories, Inc.

(856) 697-4379

www.igilabs.com

IGI LABORATORIES RAISES $6.5 MILLION THROUGH PRIVATE PLACEMENT

BUENA, N.J. - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE Amex: IG) today announced that it has raised $6,500,000 through a private placement financing in which it sold common stock at $1.10 per share. Charles Moore, the Company’s CEO, commented that “We are happy to have completed this financing, the proceeds of which we will utilize for working capital and investment into our ANDA development program.”

The shares of common stock offered by the Company in this transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed with the investors to register the shares of common stock for resale.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IGI Laboratories, Inc.

IGI Laboratories, Inc. develops, manufactures, fills and packages topical semi-solid and liquid products for cosmetic, cosmeceutical and pharmaceutical customers. The Company’s products are used for cosmetic, cosmeceutical and prescription applications for the treatment of symptoms of dermatitis, acne, psoriasis and eczema. The Company is building upon this foundation by filing its ANDAs and continuing to expand into the prescription pharmaceutical arena. In addition, the Company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical products, providing improved dermal absorption and sustained release of the active molecule.

Forward Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.